UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-24746	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                                DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS: COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

 Effective February 9, 2009, TESSCO Technologies  Incorporated (the “Company”) entered into a Severance and Restrictive Covenant Agreement with each of the following named executive officers:  Gerald T. Garland, Senior Vice President Solutions Development and Product Management; Douglas A. Rein, Senior Vice President Fulfillment and Operations; Said Tofighi, Senior Vice President Market Development and Sales; and David M. Young, Senior Vice President, Chief Financial Officer and Corporate Secretary.

Pursuant to these Agreements, the Company agreed, among other things, to make payments and provide certain benefits to the respective officers in the event of termination of their employment by the Company “without cause,” or by an officer for “good reason” (as such terms are defined in the Agreement).  In the event of such termination, the officer is entitled to receive 1.65 times his annual base salary as in effect on the date of termination, to be paid in installments, generally over a period of twelve (12) months following the date of termination, and in any event in a manner intended to comply with Section 409A of the Internal Revenue Code.  In addition, each Agreement obligates the Company to pay an amount  towards the officer’s cost of continued health insurance under “COBRA” for an agreed period post termination, and to indemnify the officer for costs or claims arising out of or resulting in from the discharge of his duties on behalf of the Company or its affiliates in good faith.

Pursuant to the Agreements, each of the officers agrees not to compete with the Company in any material respect, or to solicit Company employees, until the expiration of one year following termination of employment, and has reaffirmed confidentiality obligations to the Company.  Each Agreement remains in effect for the remainder of the term of employment of the officer, and thereafter until the obligations thereunder are satisfied or expire.  Each of the officers remains an “at will” employee of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ David M. Young
David M. Young
Senior Vice President and Chief Financial Officer

Dated: February 13, 2009